Exhibit 99.1

KODIAK OIL & GAS CORP. NAMES KEY EXECUTIVES

TO EXECUTIVE VICE PRESIDENT POSITIONS

DENVER — June 21, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota and Montana, today announced that its Board of Directors has approved the appointment of three of its executives to new positions with the Company.  Effective immediately, James P. Henderson, currently Chief Financial Officer, will serve as Executive Vice-President, Finance and Chief Financial Officer, Russ D. Cunningham, currently Vice-President of Exploration, will serve as Executive Vice-President, Exploration, and Russell A. Branting, currently Vice-President of Engineering, will serve as Executive Vice-President, Operations.

The Board also announced that James Catlin, the Company’s Chief Operating Officer, has informed the Company that for personal reasons, effective December 31, 2011, he intends to step down from that position.  Mr. Catlin has agreed to begin a new role at Kodiak as Executive Vice-President of Business Development.  The Board also appointed the Company’s President and CEO Lynn A. Peterson to serve as Chairman of the Board, effective immediately.  Mr. Catlin will remain a Director of the Company.

Mr. Henderson most recently joined Kodiak in April 2010 as Chief Financial Officer and has over 20 years of oil and gas industry financial and reporting experience, the majority of which was spent with public companies.  He will remain the Company’s principal financial officer.

Mr. Cunningham joined Kodiak in September 2004 as Northern Rockies Exploration Manager and has over 30 years of experience in oil and gas exploration, primarily in the Rocky Mountain Region and the Mid-Continent Region.

Dr. Branting joined the Company in June 2007 as Kodiak’s Operations Manager.  He has more than 20 years of Rockies oil and gas experience, with extensive experience in the Williston and Green River Basins.

Detailed biographical information for each of the officers is available by logging onto www.kodiakog.com/corporate-governance/officers.html .

“We are pleased to name Russ, Russell and Jimmy as executive officers of Kodiak,” said Mr. Peterson.  “Each has shown tremendous dedication to the Company in their geologic, engineering and operations and financial and capital markets functions.  Their diligent work is evidenced by Kodiak’s continued success in the Williston Basin.  These gentlemen are instrumental in our efforts to improve field-level efficiencies and financial reporting functions.  We appreciate Jim’s leadership as COO and Chairman over the years, and we look forward to his contributions in his new role.  While Jim’s new position is intended to lessen the extraordinary time commitment that his prior position demanded, the Company will continue to have the benefit of his experience and strategic vision.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

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